EXHIBIT 10.3
Amendment #2 to Professional Services Agreement

This Amendment is effective as of day signed by both parties (“Effective Date”) and is by and between International Business Machines Corporation, a New York corporation with a primary business address of Armonk, New York 10504 USA (“IBM”); and athenahealth, Inc., a Delaware corporation with a primary business address of 311 Arsenal Street, Watertown, Massachusetts 02472 USA (“Athena”) for which IBM provides services under the Professional Services Agreement effective October 2, 2009, between such parties (the “PSA”).

WHEREAS, Athena and IBM are parties to the PSA and associated Schedules;

WHEREAS, Athena and IBM now wish to amend the Schedule as set forth herein;

Description of Services
IBM currently supports Athenahealth with Denials Management under Payer Contact services, which has calling and non- calling work included. Athenahealth is wiling to extend non-calling work to IBM at a new rate, and this may be worked during non calling hours IST.
NOW, THEREFORE, the parties hereto agree as follows:

1.	Any capitalized terms used and not defined in this Amendment shall have the same meaning as defined in the PSA/Schedule.

2.	Schedule A-2 (Payer Contact Services), Section 2 (Location & Hours of Operations) is hereby deleted and replaced it its entirety with the following:

Payer Contact Services will be provided from IBM locations in Pune, India, and in Manila, Philippines. Calling services may be provided between the hours of 8 AM to 8 PM ET on Business Days and all non-calling work may be done outside normal calling hours. Volume distribution by day is expected to be approximately as follows (these estimates are to be used for planning purposes only):

	Monday	Tuesday	Wednesday	Thursday	Friday	Saturday
Volume	19.5%	20%	20.4%	19.9%	20.2%	—%

3.	Schedule C, Exhibit C-1, Baselines is hereby updated to add the following to the existing table.

Description	Location	Unit	Production Start Date	Monthly Baseline volume	Monthly minimum Volume	2012 Rates USD
Specified Denials	Pune	Per Claim	May 2012	NA	NA	0.67

4. Calculation methodology will be applied retroactively to any such claims processed after May 25th, 2012, as price acceptance was extended by athenahealth over email.

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EXCEPT AS DESCRIBED ABOVE, THE PSA/SCHEDULE REMAINS UNCHANGED.
The PSA/Schedule, as modified to date and by this Amendment, including its attachments and exhibits (if any), is the entire agreement and expresses the complete understanding of the Parties with regard to the subject matter herein and may not be modified, amended or waived except as provided in the PSA/Schedule.

In witness whereof, the Parties have executed this Amendment as of the Effective Date.

International Business Machines Corporation By: /s/ Matthew T. Kittrell Name: Matthew T. Kittrell Title: Project Executive Date: 7/3/2012	athenahealth, Inc. By: /s/ Ed Park Name: Ed Park Title: Chief Operating Officer Date: 7/2/2012

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